SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2004

LACLEDE GAS COMPANY

(Exact name of registrant as specified in its charter)

Missouri	1-1822	43-0368139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

720 Olive Street St. Louis, Missouri	63101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 342-0500

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 10, 2004, Laclede Gas Company, a Missouri corporation (“Laclede”), entered into a five-year Amended and Restated Loan Agreement with several banks parties thereto, including U.S. Bank National Association as administrative agent and lead arranger, Bank Hapoalim B.M. as syndication agent and Southwest Bank of St. Louis as documentation agent (“Loan Agreement”). This Loan Agreement amends and restates Laclede’s existing credit agreement, originally dated September 16, 2002 and amended and extended September 15, 2003, in an aggregate amount of $250 million, which would have matured on September 14, 2004.

As it did with the existing agreement, Laclede expects to use the Loan Agreement to support its issuance of commercial paper, although the Loan Agreement also allows Laclede to borrow money on a short-term basis. While the Loan Agreement provides for credit commitments of up to $300 million, the initial credit commitment is in the amount of $285 million. Borrowings under the Loan Agreement bear interest, at Laclede’s option, at interest rates based either on the administrative agent’s prime rate or on LIBOR plus an applicable margin that is subject to adjustment on the basis of Laclede’s long-term senior unsecured debt ratings, as described in the Loan Agreement. There is an upfront fee payable to each bank as well as a facility fee payable to each bank in connection with the bank’s credit commitment under the Loan Agreement. The facility fee accrues at an applicable percentage per annum, as described in the Loan Agreement. The Loan Agreement contains affirmative and negative covenants customary for such agreements, including, among other things, limitations on certain types of acquisitions, investments, liens and restrictive agreements. It also contains financial covenants limiting Laclede’s consolidated indebtedness to 70% of consolidated capitalization and requiring consolidated earnings before interest, taxes, depreciation and amortization to be at least 2.25 times consolidated interest expense, with the calculation under each covenant defined in the Loan Agreement. The Loan Agreement also contains customary events of default, including, without limitation, payment defaults, covenant defaults, cross-defaults to certain other agreements, material inaccuracy of representations and warranties, certain events of bankruptcy and insolvency, change of control as defined in the Loan Agreement and the entry of certain judgments not appealed or satisfied. A copy of the Loan Agreement is attached hereto as Exhibit 10.1.

Laclede and its affiliates have or may have had customary banking relationships with the banks parties to the Loan Agreement based on the provision of a variety of financial services, including pension fund, cash management, investment banking, and equipment financing and leasing services, none of which are material individually or in the aggregate with respect to any individual party.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated herein by reference. As Laclede expects to use the Loan Agreement to support its issuance of commercial paper, no direct financial obligations of Laclede have arisen under the Loan Agreement as of the date hereof.

Item 7.01	Regulation FD Disclosure

Attached as Exhibit 99.1 hereto is a press release issued by Laclede on September 13, 2004 regarding the Loan Agreement. This exhibit is being furnished, and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, nor shall it be deemed incorporated by reference into any filing with the Securities and Exchange Commission whether made before or after the date hereof and regardless of any general incorporation language in such filings.

Item 8.01	Other Events

On September 10, 2004, Laclede increased the size of its commercial paper program to $300 million from $250 million. Standard & Poor’s and Moody’s Investor Services have affirmed their ratings for Laclede’s commercial paper at A-1 and P-2, respectively.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

10.1	Amended and Restated Loan Agreement by and among Laclede Gas Company, the Banks Party Thereto, U.S. Bank National Association, as Administrative Agent and Lead Arranger, Bank Hapoalim B.M., as Syndication Agent, and Southwest Bank of St. Louis, as Documentation Agent, dated September 10, 2004.

99.1	Press release of Laclede Gas Company dated September 13, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LACLEDE GAS COMPANY (Registrant)

By:	/s/ Douglas H. Yaeger
Douglas H. Yaeger Chairman of the Board, President and Chief Executive Officer

September 13, 2004

(Date)

Index to Exhibits

Exhibit No.
10.1	Amended and Restated Loan Agreement by and among Laclede Gas Company, the Banks Party Hereto, U.S. Bank National Association, as Administrative Agent and Lead Arranger, Bank Hapoalim B.M., as Syndication Agent, and Southwest Bank of St. Louis, as Documentation Agent, dated September 10, 2004.

99.1	Laclede Gas Company news release dated September 13, 2004.